Contact: Stewart E. McClure, Jr., President and Chief Executive Officer (908) 630-5000

                         SOMERSET HILLS BANCORP EXPANDS
            BOARD OF DIRECTORS TO INCLUDE RETIRED FINANCIAL SERVICES
                               INDUSTRY EXECUTIVE


BERNARDSVILLE, NEW JERSEY, JULY 22, 2004... (NASDAQ, Small Cap Market: SOMH) Stewart E. McClure, Jr., President and Chief Executive Officer, today announced that Cornelius "Neal" E. Golding of Short Hills has joined the Board of Directors of Somerset Hills Bancorp. Mr. Golding, who retired from Atlantic Mutual Insurance Company last year, served as its Chief Financial Officer. An MBA/CPA with almost thirty years in the property/casualty industry, he also served as the Director of Internal Audit and Chief Investment Officer of Atlantic Mutual.
         "We are very excited that Neal Golding is joining our Board of Directors here at Somerset Hills Bancorp," said McClure. "He has been very active in New Jersey's financial services community. His knowledge and contacts in our marketplace will serve us well as our institution continues to grow."
                  Somerset Hills Bancorp is a bank holding company formed in January 2001 to own all of the common stock of Somerset Hills Bank, a full service commercial bank with offices in Bernardsville, Mendham and Morristown, New Jersey. A new office will open in Summit in the fall of 2004. Somerset Hills Bank focuses its lending activities on small to medium sized businesses, high net worth individuals, professional practices, and consumer and retail customers. The Bank operates a licensed mortgage company subsidiary, Sullivan Financial Services, Inc. and also operates Somerset Hills Wealth Management Services, LLC., a wholly owned subsidiary licensed to provide financial services including financial planning, insurance (life, health, property and casualty), mutual funds and annuities for individuals and commercial accounts. The common stock of the Company is traded on NASDAQ under the symbol SOMH and the Company's warrants to purchase common stock are traded on NASDAQ under the symbol SOMHW.